Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Virgin Galactic Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Amended and Restated 2019 Incentive Award Plan	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and 457(h)	8,200,000 (2)	$3.58 (3)	$29,356,000	$110.20 per million dollars	$3,235.04
	Total Offering Amounts					$29,356,000		$3,235.04
	Total Fee Offsets							$—
	Net Fee Due							$3,235.04

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the registrant’s Amended and Restated 2019 Incentive Award Plan (the “2019 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2019 Plan.

(2)

Represents 8,200,000 shares of common stock available for future issuance pursuant to awards that may be granted under the 2019 Plan, which increase is subject to stockholder approval of the 2019 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on May 5, 2023, which date is within five business days prior to filing this Registration Statement..